Exhibit 1A-6A

SPECIAL LOAN SERVICING AGREEMENT

This Special Loan Servicing Agreement (this “Agreement”) is dated __________________________, and is entered into by and between AHP Servicing LLC a Delaware limited liability company,(hereafter referred to as “Servicer”), and [CLIENT NAME], a [ENTITY TYPE], (hereafter referred to as “Client” as further defined herein). Each of Servicer and Client may be referred to herein as a "Party", and collectively, “Parties”, to this Agreement.

WHEREAS, Client, as further defined herein, is the controlling owner of certain residential (1-4 family) mortgage loans and/or the holder of certain mortgage Servicing Rights, and is acting for its own account, or for private and institutional clients, investors or lenders (collectively, “Lenders” or “Investors”), and, where required by law, is licensed as a lender, originator, loan servicer, or other entity; and

WHEREAS, Servicer is in the business of servicing residential real estate mortgage loans, and is licensed in the jurisdictions set forth in Exhibit C attached hereto and made a part hereof, and is willing to service for Client the Mortgage Loans (as defined herein below). In each instance, Client is or will be either (1) the controlling owner of the Mortgage Loans or (2) the owner of the Servicing Rights to the Mortgage Loans. For ease of reference, and to avoid repetition, both the servicing of Mortgage Loans owned by Client and the servicing of Mortgage Loans of which Client is the owner of the Servicing Rights, are referred to herein as “Servicing” by Servicer; and

WHEREAS, Client desires that Servicer service the Mortgage Loans, and Servicer desires to do so, on the terms and conditions hereinafter provided; and

WHEREAS, The Parties acknowledge that Servicer may at its discretion and with the approval of Client, have additional agreements, including sub-servicing or fee arrangements, with other entities related to servicing of the Loans and Security Instruments that comprise the Mortgage Loans subject to this Agreement, with the understanding that any such separate agreements will have no impact on any of the terms and conditions of this Agreement with Client;

NOW THREFORE in consideration of the mutual agreements below, and intending to be legally bound thereby, the Parties agree, and the Client hereby authorizes and instructs, that Servicer shall service the Mortgage Loans, and in that connection, to do the following:

1.	DEFINITIONS.

(1.1) "Affiliate" means, (a) with respect to Client, any entity that controls, is controlled by, or is under common control with Client or any trust sponsored by Client or any of its other Affiliates and (b) with respect to Servicer, any entity that controls, is controlled by, or is under common control with Servicer. For purposes of this Agreement, "control" means possessing, directly or indirectly, the power to direct or cause the direction of the management, policies or operations of an entity, whether through ownership of voting securities, by contract or otherwise.

(1.2) "Agreement" means this Servicing Agreement, the Exhibits hereto, any Transaction Addendum, and any duly executed amendments thereto.

(1.3) “Ancillary Income” means all income (other than interest and prepayment penalties) derived from the Mortgage Loans (exclusive of the Servicing Fee), including, without limitation, late charges, insufficient fund fees, assumption fees, modification fees, fees associated with any repayment plan or forbearance agreement, fees associated with any discounted payoff, fees associated with receiving payments via ACH, pay by phone, bank wire, automatic bank draft, interest on any reserve accounts or Escrow Accounts (but only to the extent that applicable Requirements or the Mortgage Loan Documents do not require that such interest be paid to the applicable Mortgagor), interest and benefits received on any custodial accounts established for purposes of carrying out this Agreement, and all other incidental fees, as permitted by law.

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(1.4) “Applicable Requirements” means as of the time of reference, with respect to the Mortgage Loans and the subject matter of this Agreement, all of the following: (i) all contractual obligations of Client in any agreement, including without limitation with any insurer or governmental agency with respect to the Mortgage Loans; (ii) the Mortgage Loan Documents; (iii) all federal, state and local legal and regulatory requirements applicable to the servicing of the Mortgage Loans; and (iv) this Agreement.

(1.5) "ARM" means an adjustable-rate Mortgage Loan that allows the holder of the promissory note secured thereby to periodically adjust the interest rate based on movement in a specified index.

(1.6) "Balloon" refers to a Mortgage Loan the principal of which will not fully amortize before the scheduled maturity of that Mortgage Loan.

(1.7) “Business Day" means any day other than (i) a Saturday or Sunday, or (ii) a day on which insured depository institutions in Delaware are authorized or obligated by law to be closed.

(1.8) “Client” means the controlling owner of certain residential (1-4 family) mortgage loans and/or the holder of certain mortgage Servicing Rights, and is acting for its own account, or on behalf of private and institutional clients, investors or originating lenders (collectively, “Lenders” or “Investors”), and where required, is licensed as a lender, originator, loan servicer, or other entity, and having specific authority to contract with, and direct or otherwise authorize, the Servicer to perform the Services as hereinafter defined.

(1.9) "Confidential Information" includes (a) all information, including Intellectual Property, related to the business of Servicer or Client and any of their respective Affiliates, clients and other third parties, to which Servicer or Client has access, whether in written, graphic or machine-readable form, in the course of or in connection with providing the Services; (b) all notes, analyses and studies prepared by Servicer or any of its Representatives, during the term of this Agreement or anytime thereafter, incorporating any of the information described in the Confidentiality and Non-circumvention agreement ("Non-Disclosure"), attached as Exhibit D and incorporated herein, and (c) the terms and conditions of this Agreement.

(1.10) "Effective Date" means generally, the date first stated above and (b) with respect to any Addendum, the date on which Servicer executes such Addendum, as set forth thereon.

(1.11) "Escrow Accounts" means all funds and accounts at the time of reference held under the related Mortgage Loans by or for Client on behalf of the Mortgagors, Investors or others, including but not limited to: (i) Mortgage Loan trust funds and impound accounts maintained, or controlled by or for Client for the\ purpose of paying, when due, Mortgage Loan related real estate taxes and special assessments, Hazard Insurance premiums, mortgage insurance premiums and ground rents; (ii) P&I collections (including payoff amounts) not yet remitted to the appropriate Investors; (iii) undisbursed loss draft proceeds arising from insured losses to Mortgage Loan collateral, buy-down funds and other unapplied payments; and (iv) all other Mortgage Loan funds held by or for Client in connection with the Mortgage Loans which do not constitute Client's corporate funds.

(1.12) "Exit Fee" is synonymous with the Deboarding Fee as defined in Exhibit A attached hereto and incorporated herein.

(1.13) "Exit Related Charges" means those expenses related to deboarding a Mortgage Loan for which an Exit Fee is payable in accordance with Exhibit A.

(1.14) ”Hazard Insurance" means all policies of property insurance insuring against loss or damage to any Mortgaged Premises by fire and other perils, including without limitation all endorsements and riders thereto, and including so-called fire and extended coverage insurance policies, homeowner's insurance policies and flood insurance policies.

(1.15) "Intellectual Property" means all (a) patents, patent applications, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, Internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs and mask works) and registrations and applications thereof, (d) databases, trade secrets, know-how and other Confidential Information, (e) waivable or assignable rights of publicity and (vi) waivable or assignable moral rights.

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(1.16) “Interim Servicing Period” means with respect to any Mortgage Loan, the period commencing on the Transfer Date and ending on the related servicing transfer date to a successor servicer, which date shall generally not exceed sixty (60) days.

(1.17) “Loan Boarding” means the process by which Client submits new Mortgage Loans to Servicer for the purpose of servicing, and the conditional acceptance of such Mortgage Loans by Servicer, depending on factors including, but not limited to, the completeness of the data submitted with the files. Servicer shall notify Client of the minimum Data Requirements on a Loan Boarding Addendum attached hereto and incorporated herein as Exhibit B.

(1.18) “Loan Documents” means (i) the mortgage note, deed of trust note, security deed note or other form of promissory note executed by a Mortgagor and secured by a Security Instrument evidencing the indebtedness of the Mortgagor under a Mortgage Loan (hereinafter “Mortgage Note”), (ii) any deed of trust, security deed, mortgage, security agreement or any other security instrument which constitutes a lien on real estate (or shares of stock in the case of cooperatives) securing payment by a Mortgagor of a mortgage note (hereinafter “Security Instrument”), and (iii) such other documentation identified as required documentation in Exhibit B hereto.

(1.19) "Mortgage", "Mortgages" and "Mortgage Loans" means the residential mortgage loans or pools of residential mortgage loans (including the corresponding Loan Documents) which are identified on one or more Transaction Addendum(s) and are to be serviced by Servicer for Client pursuant to the terms and conditions of this Agreement.

(1.20) "Mortgagor" means one or more mortgagors, trustors of trust deeds and deeds of trust, the grantors of any Mortgages securing a Mortgage Loan and/or the owners of the Mortgaged Premises at the time of reference.

(1.21) “Mortgaged Premises” means the residential (1-4 family) real property that is encumbered by a Security Instrument securing the Mortgagor’s obligations under a Mortgage Loan, including all buildings and fixtures on such property and all accessions thereto, including installations of mechanical, electrical, plumbing, heating and air conditioning systems located in or affixed to such buildings, and all alterations, additions and replacements, and any such property following the completion of the foreclosure of the related Mortgage Loan.

(1.22) "Parties" means Client and Servicer, each singularly being a "Party".

(1.23) "Person" means a natural person, partnership (general or limited), corporation, limited liability company, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

(1.24) "Representatives" means Servicer's or Client's officers, directors, employees, agents and subcontractors (and their employees).

(1.25) "Servicing Rights" means the rights and responsibilities with respect to servicing and supervising the Mortgage Loans and the associated Escrow Accounts and Loan Documents.

(1.26) "Servicer" means the Party identified as such in the preamble to this Agreement.

(1.27) "Servicing Fee" means the fee for Services as specified in the relevant Transaction Addendum made a part hereof.

(1.28) "Services" means all services provided by Servicer to Client hereunder and all Work Product.

(1.29) "Transaction Addendum" means each duly executed Addendum to this Agreement regarding the scope of services for which Servicer has been retained by Client.

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(1.30) “Transfer Date” means, as to a Mortgage Loan, the date on which Servicer commences servicing such Mortgage Loan pursuant to the terms of this Agreement.

(1.31) “Trust Account” means that bank account into which Mortgagor’s payments or principal, interest, taxes and insurance is deposited.

(1.32) “Trust Check” means a negotiable instrument used to facilitate payment from the Trust Account.

(1.33) "Work Product" means all works, materials, software, documentation, methods, apparatus, systems, designs, improvements, inventions, user interfaces, processes, formulae, products or future products, plans, devices, enhancements, refinements or works of authorship and the like (and all tangible embodiments thereof) created by, conceived, originated, prepared, developed, conceived, or delivered by Servicer, either individually or jointly with others (whether or not patented, patentable, copyrighted or copyrightable), directly or indirectly useful in any aspect whatsoever in the business of Servicer as part of or in connection with the Services; provided, that nothing shall be considered "Work Product" hereunder that Client or any third party could develop independently of Servicer's Intellectual Property or other Confidential Information (including but not limited to such Intellectual Property and Confidential Information as may be created or developed during the term of this Agreement but separate from Servicer's provision of Services hereunder).

2.	SERVICES.

(2.1) Services. Servicer will perform and deliver Services in accordance with the general specifications and requirements as set forth herein and more specifically described in each Transaction Addendum(s) attached hereto from time-to-time. Except as otherwise provided in Section 4 ("Term and Termination "), Section 34 ("Limitation of Liability of Servicer") and Section 18 ("Assignment"), if any of the terms or conditions of this Agreement conflict with any of the terms or conditions of any Transaction Addendum, the terms or conditions of such Transaction Addendum will control solely with respect to the Services covered under such Transaction Addendum.

(2.2) Scope of Services. Client hereby engages Servicer to employ commercially reasonable and prudent practices to collect all scheduled payments of principal, interest and applicable deposits of taxes, assessments and other public charges that are generally impounded, Hazard Insurance premiums, and all other items on all Mortgage Loans subject to this Agreement including the enforcement of specific Lenders’ rights of processing demands, processing or coordinating foreclosures, and recording reconveyances/releases. Client must supply to Servicer all Loan Documents, including but not limited to promissory notes, Deed/Mortgages, modification agreements, forbearance agreements, assignments or any other document affecting condition of title or payment distribution (including payment history and reinstatement) and showing the correct beneficiary needed by Servicer to complete its tasks, including but not limited to, file setup, servicing functions, and to satisfy regulatory requirements, before servicing functions will be performed, continued, or funds distributed. Upon any occurrence that could impact servicing functions, including but not limited to, an assignment of a beneficial interest in the Mortgage Loan or a modification of Mortgage Loan terms, Client must notify Servicer immediately of such occurrence and provide copies of relevant documents before servicing functions will be performed, continued, or funds distributed. Servicer shall follow instructions from Client who represents and warrants that Client is fully, exclusively and solely authorized in all cases, unless specifically otherwise acknowledged and agreed to by Servicer, to direct and authorize the Servicer to perform the Services in accordance with this Agreement. If the Mortgage Loan is owned by multiple Lenders (a “Multi-Lender Loan”), Servicer shall only follow instructions from Client. A default upon any interest in the Note shall constitute a default upon all interests. Client may determine and direct the actions to be taken on behalf of all Lenders in the event of default or with respect to other matters requiring the direction or approval of Lenders, including but not limited to, designation of brokers, service providers other than Servicer, or others acting on their behalf and the sale, encumbrance or lease of any real or personal properties which may be owned by Lenders as the result of foreclosure or receipt of a deed in lieu of foreclosure, or modification or forbearance of the Mortgage Loans. For the avoidance of doubt, in the event of a conflict between Applicable Requirements and Client’s instructions, Applicable Requirements shall control.

In accordance with Applicable Requirements, Servicer shall:

1.	Demand, receive and collect all Mortgage Loan payments.
2.	Deposit them by the next Business Day into Servicer’s clearing account.
3.	Manage principal and interest (“P&I”) accounts, Escrow Accounts, and related deposit accounts, hold any related custodial deposit accounts associated with receipt, disbursement and accumulation of principal, interest, taxes, hazard insurance, mortgage insurance, etc. as "Trustee" for Client. Any benefit or value derived from the deposits of P&I balances shall accrue to the exclusive benefit of Servicer. Any benefit or value derived from the deposits of escrow balances shall accrue to the exclusive benefit of the mortgagor.
4.	Ensure all remittance and cut-off reports to be completed and payments sent by the 15th of every month.

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Client acknowledges and agrees that upon Client’s authorization of servicing transfers by and between Servicer and another servicing provider, such transfer process will be handled exclusively by Servicer and the other servicing provider, without the need for further authorization(s) by Client.

Client further acknowledges and agrees that certain Mortgage Loans will become inadequately secured by collateral or will be submitted to Servicer for servicing without being secured by any, or adequate, collateral. Client shall indemnify and hold harmless Servicer from any resulting inability to enforce or collect on such Loans.

(2.3) Other. Servicer shall be responsible for further safeguarding Client’s interest in the Mortgaged Premises and rights under the Mortgage Loan by:

(a)                 Inspecting the Mortgaged Premises in accordance with Applicable Requirements, and performing such other inspections as prudence and sound business judgment dictate;

(b)            To the extent possible, upon approval and at the cost and expense of Client, securing any Mortgaged Premises found to be vacant or abandoned, and advising Client of the status thereof;

(c)            Notifying Client within 5 days if Servicer receives written notice of any lien, bankruptcy, condemnation, probate proceeding, tax sale, partition, local ordinance violation, condemnation in the nature of eminent domain or similar event that would, in Servicer's judgment, impair Client's security; and Servicer shall assist Client in undertaking appropriate action to preserve its security;

(d)             Advising Client within 5 days upon receipt of any request for a partial release, easement grant, substitution, subdivision or re-subdivision, subordination, alteration, or waiver of security instrument terms, and (if required by Applicable Requirements or if approved by the related Investor) seeking necessary consents to such request;

(e)             Advising Client within 5 days (and advising the related Investor and/or Lender, if required) of any change in ownership of the Mortgaged Premises subject to a Mortgage Loan, complying with all instructions of Client with respect to the acceleration or modification of the indebtedness.

(f)              Notifying Client within 5 days following Servicer's receipt of an inquiry concerning, or request for approval of, an assumption and supplying all information in the possession of Servicer, if requested by Client, to facilitate the preparation by Client of any required disclosures. Client, if applicable, will prepare and forward (or arrange for delivery of) all disclosures to the assumptors within the period set by Applicable Requirements and send a copy set of all disclosures to Servicer. With respect to an assumption, Servicer shall have no responsibility or liability regarding disclosures required from Client (or the Investor if other than Lender) or the accuracy of the same, except as set forth in this Section.

(g)             If Client (and the related Investor) authorize an assumption subject to qualification of the assumptors and receipt of further documentation, then Servicer shall, upon receipt of a signed contract and an assumption fee from the Mortgagor and proposed assumptors, provide a blank application form for completion by the Mortgagor and assumptors, with applicable verification forms to be signed by the proposed assumptors. Upon receipt of the completed application and signed verification forms from the Mortgagor and proposed assumptors, as applicable, Servicer will process the application (i.e., request credit reports and verify all information on the completed application) and forward the completed assumption package to Client for further processing. Client will then underwrite the requested assumption, request any required Investor and/or PMI Company, FHA or VA approval, and forward approved assumption to Servicer for final transfer and assumption.

(h)             If consent to assumption is denied, Client will prepare a proper denial letter, forward the original denial letter to the Mortgagor, and deliver a copy to Servicer.

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(2.4) Analyzed Trust Account Disclosure: Client authorizes Servicer to deposit all funds received in connection with this Agreement into an analyzed trust account at an FDIC insured bank. The analyzed trust account accrues credits that are used to offset bank service charges assessed to Servicer, which provides a financial benefit to Servicer. Any unused credits not used to offset bank service charges will not benefit Client in any manner.

(2.5) Affiliate Services. Only the Client may request Services and execute Transaction Addendums under this Agreement. Affiliates of Client must execute a separate servicing agreement in order for Servicer to provide Services to such Affiliate of Client.

(2.6) Technical Direction. Servicer will report to and receive technical direction only from such Client employees or officers as may be listed in the applicable Transaction Addendum or as may be designated from time to time by Client or the applicable Affiliate.

(2.7) Servicer's Personnel. The Services will be performed by Servicer's Representatives or subcontractors. Servicer may assign or subcontract to another entity or Person any of the Services to be performed hereunder. Servicer will remain fully liable for the acts and omissions of its agents and subcontractors as if performed by Servicer. Notwithstanding the foregoing, however, if Servicer’s agents or subcontractors reside at the location of the Client and are subject to general oversight of the Client, Servicer shall not be liable for the acts or omissions of such Persons.

(2.8) Removal of Personnel. Servicer will maintain staffing levels and continuity of personnel consistent with its obligation to perform the Services. In the event that Servicer provides replacement Representatives for any reason, Servicer will not charge Client for the number of hours required to train the replacement until such Representatives are familiar with the particular project, so that such replacement Representatives are capable of performing the Services in accordance with this Agreement. Notwithstanding the foregoing, however, if Servicer’s agents or subcontractors reside at the location of the Client and are subject to general oversight of the Client, and such staff is terminated at the request of the Client, Servicer shall not be responsible for training expenses.

(2.9) Servicing Transfer Notice to Mortgagors. To the extent required by Applicable Requirements, Client shall send, or cause to be sent, to each Mortgagor a letter advising the Mortgagor of the transfer of the servicing responsibilities in connection with the related Mortgage Loan to Servicer, the form and content of which letters shall be mutually acceptable to Client and Servicer in the exercise of reasonable judgment. To the extent required by Applicable Requirements, Servicer shall send, or cause to be sent, to each Mortgagor a letter advising the Mortgagor of the transfer of servicing responsibilities in connection with the related Mortgage Loan to Servicer, the form and content of which letters shall be mutually acceptable to Client and Servicer in the exercise of reasonable judgment.

(2.10) Subcontracting. Servicer reserves the right to subcontract from time to time with, and use the services of, one or more outsource firms to perform the duties of Servicer described herein. Client agrees: (i) to exert its best efforts to support Servicer, to assure timely reparation, execution, recording and filing of appropriate release, satisfaction and reconveyance documents; and (ii) from time to time, at Servicer's request, to adopt appropriate resolutions appointing designated officers of Servicer and Servicer-designated officers of such firms as duly authorized signing officers of Client: (A) to request necessary documents from Client’s document custodians; and (B) to execute and record as applicable appropriate foreclosure, bankruptcy, eviction, reconveyance, release, and satisfaction documents, provided in each instance that Servicer has provided reasonable background information (including resumes) if requested by Client and has performed reasonable due diligence activities (including background checks) on Servicer's designees.

3.	AGREEMENTS OF CLIENT AND SERVICER.

(3.1) Documentation. Client shall provide (or cause any transferor (former) servicer of any Mortgage Loans to provide) to Servicer, at no cost to Servicer:

(a)             Before the applicable Transfer Date, copies of all Loan Documents, as well as all files, documents and records which are necessary or appropriate for Servicer to receive in order to conduct the servicing of the Mortgage Loans in accordance with Applicable Requirements, as indicated in Exhibit B, with it being understood and acknowledged by the Parties that Servicer shall not receive and is not responsible for safeguarding Client's original documents unless Servicer has specifically requested and received the same;

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(b)             applicable documentation for each Mortgage Loan to be serviced hereunder, to enable Servicer to convert or audit all required database fields and to continue servicing the Mortgage Loan on Servicer’s servicing system, without necessity of special enhancements, optional subsystems or special programming. All such documentation must be delivered to Servicer promptly after the related Transfer Date and, in all events, within a reasonable amount of time before any Client reporting is due from Servicer. Lender will indemnify and hold Servicer harmless from any loss or damage resulting from non-delivery of such documentation to Servicer on or before the related Transfer Date;

(c)             if applicable and as soon as possible, a complete and accurate listing of any Mortgage Loans where the Mortgage Loan payment is inclusive of a personal or group insurance, in such detail as Servicer may reasonably require, including without limitation the name of the insurance company; type of premium coverage; premium amount; and the name and telephone number of the individual at Client knowledgeable of such coverage;

(d)             written evidence (or appropriate electronic data confirming) that a Hazard Insurance policy is in force for each Mortgage Loan delivered to Servicer for servicing, allowing Servicer sufficient time, before policy expiration, to notify the Hazard Insurer to send all future notifications to or at the direction of Servicer. Lender will indemnify and hold Servicer harmless from any loss or damage resulting from lapse or insufficiency of Hazard Insurance coverage or insufficient evidence of coverage delivered to Servicer on or before the related Transfer Date; and

(e)             for each Mortgage Loan to be serviced hereunder, all at Client's cost, the transfer of any existing and transferrable real estate tax service contracts and transferable life of loan flood zone determinations to Servicer. In the event that any real estate taxes or assessments in connection with a Mortgage Loan are delinquent at the time of, or would become delinquent if not paid within twenty (20) days after the related Transfer Date, then in no event shall Servicer be responsible hereunder for any penalties or interest resulting from such delinquency.

(3.2) Client Default. If: (i) Client shall fail to pay to Servicer any sums as and when due and payable to Servicer under this Agreement, whether as compensation, reimbursement or otherwise; or (ii) any secured party holding a security interest shall demand that Servicer pay over to that secured party any sums otherwise payable to Servicer under this Agreement; or (iii) Client shall be in default hereunder in any other material respect; then Servicer shall: (A) be entitled to set off, against its damages, all sums due from Servicer to Client hereunder including monthly remittances; and (B) have and may exercise all other remedies permitted by law for breach of contract.

(3.3) Events of Default. The following shall constitute “Events of Default” hereunder by the relevant Party:

(a)           any failure by either Party to make any deposit or payment, or to remit any payment, required to be made under the terms of this Agreement which continues unremedied for a period of three (3) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to either Party; or

(b)           failure on the part of either Party duly to observe or perform in any material respect any other of the covenants or agreements set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to either Party; or

(c)            entry or issuance of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or appointing a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against either Party and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(d)           consent by either Party to the appointment of a trustee, conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to Servicer or of or relating to all or substantially all of the property of Servicer; or

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(e)           admission in writing by either Party of an inability to pay its debts generally as they become due, to file a petition to take advantage of any applicable insolvency or reorganization statute, to make an assignment for the benefit of its creditors, or to voluntarily suspend payment of its obligations or take any action in furtherance of the foregoing; or

(f)             assignment by either Party of, or an attempt to assign, its rights hereunder or attempts to assign this Agreement or its responsibilities hereunder without the consent of the other Party, except as otherwise expressly permitted by the other terms and provisions of this Agreement; or

(g)           Any failure on the part of Client to transfer the Loan Documents in accordance with the terms of this Agreement or provide Servicer with missing collateral documents as set forth on a missing document report or have an action plan in place to secure such documents under the terms of this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Client by Servicer.

(3.4) Compliance. During the Term of this Agreement, including any extensions hereof, each Party agrees to comply with its obligations under Applicable Requirements as they relate to the Mortgage Loans.

(3.5) No Advances. With the exception of advances required by law to be made by Servicer, and notwithstanding any other contrary provisions herein, the Parties acknowledge and agree that Servicer shall not be required to advance any of its own funds on behalf of others, within the scope of the Services. For those advances made by Servicer, Client shall reimburse servicer for such advances within seven (7) Business Days of request.

(3.6) Document Custodians / Expenses. Client will select the document custodian and bear the entire cost of establishing and maintaining each document custodian regime required by Client or any other Investor with respect to any of the Mortgage Loans. To the maximum extent permissible under Applicable Requirements, Client will identify each document custodian to Servicer and instruct each custodian to cooperate with reasonable requests of Servicer, especially in connection with requests for documents or information to enable Servicer to process legal matters, including but not limited to foreclosures and releases of paid in full Mortgage Loans.

(3.7) No Recourse to Servicer. Client agrees that in no event shall Servicer be liable for losses incurred by Client or any other Person in connection with the Mortgage Loans serviced hereunder, including without limitation losses incurred in connection with the default or foreclosure of such Mortgage Loans.

(3.8) Representations and Warranties. Each Party represents and warrants, with respect to itself as applicable, that as of the date hereof and each Transfer Date, as follows: (i) it is duly formed, validly existing, and has all requisite power and authority to enter into this Agreement and to perform the obligations required of it hereunder, (ii) its execution and performance of this Agreement have been duly and validly authorized by all necessary corporate action, (iii) the execution and performance of this Agreement does not and will not violate its organizational documents, any material contracts, or any Applicable Requirements, (iv) it has complied with, and has not violated, any law, ordinance, requirement, regulation, rule or order applicable to its business or properties, the violation of which reasonably could be expected to materially and adversely affect the Mortgage Loans or its operations or financial condition, (v) that Client owns the Mortgage Loans, which are valid, existing, and enforceable, or that Client is the lawful holder of the Servicing Rights to such valid, existing, and enforceable Mortgage Loans, or that Client is specifically authorized in writing to act on behalf of the individual(s) or entity(ies) that own such Mortgage Loans or the Servicing Rights thereto, in all cases free of any known fraud or wrongdoing.

4.	TERM AND TERMINATION.

(4.1) This Agreement shall begin on the date first set forth above as the Effective Date. The appointment of Servicer hereunder shall continue until each Mortgage Loan is paid in full, servicing is transferred, or 30 days after either Party to this Agreement gives written notice or email notice to the other of its intent to terminate this Agreement. On an individual Mortgage Loan basis, this Agreement shall terminate as to that Mortgage Loan when any of these events occur: (a) payment in full of the Mortgage Loan and reconveyance of the related Security Instrument securing the related Mortgage Loan; (b) 30 days’ written notice by Servicer to Client; (c) 30 days’ written notice by Client to Servicer (unless a shorter period of time is permitted under certain circumstances as provided in this Agreement or applicable law); or (d) valid and authorized service transfer to a successor mortgage servicer; (e) recordation of a Trustee’s Deed or Sheriff’s Deed following a foreclosure of the Mortgage Loan. All rights and authority under this Agreement shall continue upon written authorization by the Client for Servicer to handle the property management and property liquidation resulting from foreclosure.

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(4.2) Upon termination of this Agreement in its entirety or as to any one Mortgage Loan, Servicer shall deliver to Client all of Client’s funds (or if terminated only as to certain Mortgage Loan(s), all of Client’s funds relating to such Mortgage Loans), less any funds owing to Servicer. Upon termination of all Mortgage Loans or a terminated Mortgage Loan, Client shall reimburse Servicer for any outstanding advances made within seven (7) days upon written demand by Servicer to Client.

(4.3) If Client terminates or transfers servicing on any of the Mortgage Loans subject to this Agreement to another party or servicer other than Servicer, Client must first pay in full all servicing and related fees due Servicer and an additional transfer or deboarding fee as set forth in Exhibit A hereto, then Servicer will create and send the corresponding RESPA “goodbye” letters, customary reports, and transfer relevant escrow/impound amounts. Additional requests may be subject to customary and reasonable additional charges. This transfer or deboarding fee does not apply to Mortgage Loans that are paid off, or sold by Client with the servicing to remain with Servicer. If any Mortgage Loan being serviced by Servicer is government regulated, then Servicer will only transfer beneficial interest in the Mortgage Loan and/or servicing to a Lender and/or servicer meeting the regulatory requirements. Servicer’s compensation in any area is subject to change upon 30 days written notice to Client; Client may avoid changes by terminating this Agreement, and subject to the terms and conditions of any other agreement between the Parties, in writing at any time during said 30 day period, and Client shall not be liable for the foregoing transfer fee. Invoices to Client for Services provided by Servicer, or arranged through Servicer, are due upon receipt and payable within 10 days, after which time they will be considered delinquent and subject to a 10% past due charge; provided, however, that if Client disputes any amounts reflected in such invoices, Client and Servicer agree to work together in good faith to resolve such disputes. If Client’s account becomes delinquent, all activities of Servicer on behalf of Client may cease.

(4.4) Servicer’s Right of Interpretation. In accordance with various and changing State and/or Federal Laws, State and/or Federal Case Law, and Servicer’s interpretation of such laws through its legal counsel and following proper procedures and risk assessment, Servicer reserves the right to: (a) determine how any advances and/or late charges are assessed and to adjust all unpaid late charges or assessments of late charges accordingly; (b) apply the default interest rate only after the foreclosure has been recorded on owner occupied Mortgage Loans, and apply the default interest rate normally after the foreclosure has been recorded on non-owner occupied Mortgage Loans; or (c) determine the interpretation and application of other terms and conditions of the Note. By continuing to hire Servicer to service the Mortgage Loan, Client agrees that Servicer may decline to enforce certain provisions of the Note as noted above. By declining enforcement of certain provisions, Servicer may effectively waive those provisions on behalf of Client. Client agrees to such waiver by continual hire of Servicer and shall have no cause of action against Servicer due to Servicer’s determination not to act in accordance with this section. If Servicer determines that a Mortgage Loan is predatory in nature, or the Mortgage Loan does not comply with federal or state requirements, or at any time during servicing of the Mortgage Loan becomes predatory in nature or does not comply with federal or state requirements, Servicer can refuse to accept the Mortgage Loan for servicing or can cancel any existing servicing or functions by Servicer related to the Mortgage Loan as provided above by giving thirty (30) day's written notice. Servicer reserves the right not to pursue or continue any collections activity or foreclosure on any asset it services if Servicer reasonably believes that such collection, foreclosure, or the terms and conditions provided or established by Client, will violate Applicable Requirements.

5.	LOAN DOCUMENTS.

Client or its custodian shall retain custody of the original Note and Deed of Trust or Mortgage for the Mortgage Loans (or assignment thereof) unless Servicer is specifically authorized by Client and agrees to retain such documentation. If Servicer is required by Applicable Requirements to maintain custody of the original Note and Security Instruments for the Mortgage Loans (or assignment thereof), there will be an additional fee payable to Servicer for this service as set forth in Exhibit A.

6.	CLIENT ADVANCES.

Client may make such advances that are necessary and prudent to protect, and to collect, Client’s interest in the Loans. Client shall immediately notify Servicer in writing or by email of any such advances made by Client. As a normal course of business, Servicer will not advance any funds on behalf of Client without Client’s express pre-approval, or any other Person or entity unless mandated by law.

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7.	DELINQUENT LOAN PROGRAM Specific Functions.

(7.1) Servicer shall in accordance with industry standards and applicable laws, rules and regulations:

(a) issue monthly statements to the Mortgagor on each Mortgage Loan directing loan repayment to Servicer;

(b) make regular collection calls to the Mortgagor as allowable under Applicable Requirements;

(c) issue Late Notices calculating in any late fees due;

(d) issue Final Notices warning of the possibility of foreclosure if payment is not received;

(e) obtain property values and title information as agreed upon with the Client;

(f) on Mortgage Loans that do not use the Optional Escrow/Impounds service, notify Client of any known, actual or pending ineffectiveness of insurance on Mortgage Loans for which Client has related insurance coverage, and for which Client files or has filed a Loss Payee Notice with the insurer listing both Client and Servicer for notice, however Servicer will not provide forced placed insurance, but can refer Client to an independent insurance provider for direct placement, and Servicer is not responsible for the consequences of any nonpayment of insurance;

(g) on Mortgage Loans that do not use the Optional Escrow/Impounds service, receive notices of property tax delinquencies and notify Client of any known nonpayment of taxes if Client has signed up for a tax monitoring service and listed Client and Servicer for notices of nonpayment of taxes, however Servicer is not responsible for the consequences of any non-payment of taxes;

(h) use active collection efforts including outgoing collection calls at least three times at different hours on different days each month as needed to contact Mortgagor (unless satisfactory arrangements have been made), skip trace, letters of understanding, facilitate loan modification agreements at direction of Lender, facilitate forbearance agreements at direction of Lender, facilitate short payoffs at direction of Lender, facilitate short sale coordination at direction of Lender, as mutually agreed;

(i) coordinate bankruptcy relief and legal issue resolution through the attorney of Client’s if the option to do so is selected by Client, and otherwise through the attorney selected by Servicer;

(j) address known city/municipal notices and issues as agreed;

(k) manage property preservation and securing as mutually agreed by Client and Servicer;

(l) coordinate REO property management, evictions and property sale through the attorney of Client’s if the option to do so is selected by Client, and otherwise through the attorney selected by Servicer;

(m) issue payoff demands, and beneficiary statements;

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(n) demand, receive and collect all loan payments, deposit them by the next Business Day into Servicer’s Trust Account and upon sufficient time to clear funds, transfer by bank wire (ACH) or check Lender’s and/or Client’s share of such funds (net proceeds) in accordance with instructions provided to Servicer, normally within ten (10) days of receipt or upon sufficient time to clear funds (but not more than twenty-five (25) days from the time funds have been cleared);

(o) issue annual income tax statements (1098. 1099-INT, 1099-C or other requisite year end tax documentation) to all Mortgagors and Lenders;

(p) answer Mortgagor inquiries, demands and requests;

(q) execute and deliver on Client’s behalf and in Client’s name any documents necessary or convenient for the exercise of any rights or duties which Client may have under the Security Instruments, including but not limited to preparing and issuing Requests for Reconveyance or Release, recording a Full or Partial Reconveyance or Release and Beneficiary Statements as permitted by law;

(r) convey Payoff Demands within two (2) Business Days of receipt by Servicer to Client for written or email approval, and if Client’s written or email approval is not received by Servicer within the following two (2) Business Days, Servicer shall possess the right to assume the Payoff Demand to be correct and accept it; and

(s) with the consent of the Client, Servicer shall process foreclosures, bankruptcies and other legal filings to the attorney of Client’s, if the option to do so is selected by Client, and otherwise to the attorney selected by Servicer, and provide Client with copies of the notice of default (if appropriate) and the notice of sale or other applicable legal filings filed by Servicer, and will have authority to act on behalf of the Client or Lenders to execute all foreclosure documents including, but not limited to, Substitution of Trustee. Servicer may produce a copy of this Agreement as evidence of its authority. When Mortgage Loans submitted as delinquent are brought current, they will automatically be switched to the Performing Loan Program.

8.	DELINQUENT LOAN PROGRAM Compensation.

For its Services, Servicer shall earn servicing fees according to the attached Exhibit A. Servicer will retain: (a) 100% of Ancillary Income and all fees charged to borrowers for payoff demand statements and related documents, and returned check charges, if applicable; (b) 100% of the standard monthly loan servicing fee based on each and every Mortgage Loan as long as the Mortgage Loan is in Servicer’s servicing system, including during the foreclosure process, bankruptcy relief, , and payment process. The monthly servicing fee earned by Servicer and all hard costs incurred in the normal transaction of business, including but not limited to actual attorney’s fees, foreclosure costs, property valuations, title fees, property preservation costs, municipal charges, taxes, and agent fees may be deducted from Client or Lender’s proceeds, deducted from any established expense reserve account, or may be billed separately, as determined by Servicer. All hard costs in excess of $100 must be approved by Client in writing, or by email, before being incurred by Servicer. Extraordinary activity and special requests may be subject to reasonable additional charges. Servicer’s compensation is subject to change upon 30 days written notice to Client; Client and Lenders may avoid changes by terminating this Agreement in writing at any time during said 30 day period. If Client chooses to terminate servicing upon receipt of notice of an increase in compensation charged by Servicer then Client is not charged these fees if he deboards and service transfers within sixty (60) days of receiving such notice. Fees for certain documents and Services, if available, will be charged according to Exhibit A hereto.

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9.	PERFORMING LOAN PROGRAM Specific Functions.

(9.1) Mortgage Loans that are new or performing on the applicable Transfer Date will be started under the Performing Loan program. If required information is supplied and associated fees are paid, in addition to the items in Section 7 a, b, c, l, m, n, o, p, q, r and s Servicer shall:

(a) on Mortgage Loans that do not use the Optional Escrow/Impounds service, notify Client of any known, actual or pending ineffectiveness of insurance on Mortgage Loans that Client has related insurance coverage, and Client files a Loss Payee Notice with the insurer listing both Client and Servicer for notice, however Servicer will not provide forced placed insurance, but can refer Client to an independent insurance provider for direct placement, and Servicer is not responsible for the consequences of any nonpayment of insurance;

(b) on Mortgage Loans that do not use the Optional Escrow/Impounds service, receive notices of property tax delinquencies and notify Client of any known nonpayment of taxes if Client has signed up for a tax monitoring service and listed Client and Servicer for notices of nonpayment of taxes, however Servicer is not responsible for the consequences of any non-payment of taxes;

(c) attempt at least once to contact Mortgagor at any of the phone numbers in Servicer's file if Mortgage Loan is over 15 days delinquent (unless satisfactory arrangements have been made). Mortgage Loans under the Performing Loan program that do not make payments for 1 month will automatically be switched to the Delinquent Loan Program when they miss the periodic payment, and present and past due uncollected servicing fees and the Delinquent Loan Program servicing fees will be charged.

10.	PERFORMING LOAN PROGRAM COMPENSATION.

For its Services, Servicer shall earn a servicing fee on each Mortgage Loan in the Servicer’s system that qualifies as performing as set forth in Exhibit A attached. Additionally, Servicer shall be entitled to: (a) all fees paid by borrower for payoff demand statements and related documents, returned check charges, if applicable; (b) 100% of Ancillary Income; (c) 100% of the standard monthly Mortgage Loan servicing fee during the foreclosure process. The monthly servicing fee earned by Servicer and all hard costs incurred in the normal transaction of business, including but not limited to actual attorney’s fees, foreclosure costs, property valuations, title fees, property preservation costs, municipal charges, taxes, and agent fees may be deducted from Client or Lender’s proceeds, charged to a Client Credit Card kept on file by Servicer, deducted from an established expense reserve account, or may be billed separately, as determined by Servicer. Extraordinary activity and special requests may be subject to reasonable additional charges. Servicer’s compensation is subject to change upon 30 days written notice to Client; Client may avoid changes by terminating this Agreement in writing at any time during said 30 day period. If Client chooses to terminate servicing upon receipt of notice of an increase in compensation charged by Servicer then Client is not charged these fees if he deboards and service transfers within sixty (60) days of receiving notice. Fees for certain documents and Services, if available, will be charged according to Exhibit A hereto.

11.	Optional ESCROW / IMPOUNDS SERVICE.

(11.1) Escrow Generally. To the extent required by the Loan Documents, Client may request Servicer to provide the following property insurance and property tax monitoring service for first position Mortgage Loans in accordance with the fees structure set forth in Exhibit A hereto. This fee will be added to the monthly loan servicing fee and prorated to the respective Lenders, if appropriate. If this optional service is requested in writing or by email by Client and accepted in writing or by email by Servicer, and if all required information is supplied as reasonably required by Servicer, and associated fees are paid, when the Mortgagor’s monthly payment includes amounts for the payment of insurance and/or property taxes, Servicer will collect and hold those proceeds in a trust account insured by the Federal Deposit Insurance Corporation and disburse the scheduled payments to the respective authority as scheduled. Any funds remaining in the account after full repayment of the Mortgage Loan shall be released to the Mortgagor in accordance with Applicable Requirements. Servicer accepts no responsibility for the consequences of incorrect information supplied by Client or Lender. Servicer is not responsible for the consequences of any non-payment of insurance or property taxes. If any interest on the balances aggregated is required by Applicable Requirements to be paid to the Mortgagor for impounding Mortgagor’s monies, Client will be responsible to pay such interest on demand by Servicer. If a Mortgagor's escrow funds are insufficient to pay insurance and/or property taxes, Client shall immediately advance to Servicer's designated escrow or trust account funds sufficient to cover the shortage; Client's failure to do so may jeopardize Client's lien position due to the failure of insurance and/or property taxes, and Servicer accepts no responsibility for Client's failure to make such an advance provided such failure was not the result of an act or omission of Servicer or its agents, employees or vendors. Whenever possible, Client's advance will be recovered from Mortgagor's subsequent payments into escrow for insurance and/or property taxes proceeds.

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(11.2) Insurance and Taxes. If the Mortgagor’s monthly payment does not include amounts for the payment of insurance and/or property taxes, it is the responsibility of the Client to: a) verify insurance coverage annually and send copies of insurance coverage to the Servicer, however Servicer is not responsible for the consequences of any non-payment of insurance; b) check for payment of taxes annually or use a tax monitoring service; Servicer may receive notices of property tax delinquencies and notify Client of any known nonpayment of taxes if Client has signed up for a tax monitoring service and listed Client and Servicer for notices of nonpayment of taxes, however Servicer is not responsible for the consequences of any non-payment of taxes. Servicer accepts no responsibility for the consequences of incorrect information supplied by Client.

12.	OPTIONAL REO MANAGEMENT AND SALES SERVICE.

REO files will be charged a monthly fee in accordance with Exhibit A. At Client’s option, Servicer or Affiliate of Servicer can list properties with a local agent at 6% commission per property, or $1,000.00, whichever is greater, for most properties. The listing agreement would include a referral fee of 1% to Servicer or its Affiliate (or $333.33 if minimum commission is charged). Certain properties deemed by Servicer as not fitting the norm may be negotiated separately with Client, and acceptance of any order is at the sole discretion of Servicer.

13.	INTERIM SERVICING.

(13.1) Interim Servicing Period. During the Interim Servicing Period, Servicer shall service the Mortgage Loans in accordance with Applicable Requirements. Client shall be, or shall cause the successor servicer to be, responsible for the payment of the Servicing Fee, as designated in Exhibit A, during the Interim Servicing Period. Within 30 days of the Transfer Date, Client shall designate in writing a successor servicer and assign a service transfer date for service transfer to a successor servicer. On the date so designated by Client, Servicer shall deliver the related Loan Documents to the successor service in the same form and content as the Servicer received from Client on the related Transfer Date.

(13.2) Subsequent Transfer. In the event that Client is unable to direct or otherwise facilitate a Mortgage Loan’s transfer to a successor servicer, or a Loan is otherwise unable to be transferred to a successor servicer in compliance with Applicable Requirements for whatever reason, within 30 days of the Transfer Date, Servicer will begin servicing the Loan in accordance with Applicable Requirements and subject to Servicer’s delinquent or performing loan program, as applicable, including billing as designated in Exhibit A hereto in addition to any Servicing Fees billed for the Interim Servicing Period.

(13.3) Interim Servicing Document Retention. If by the time of de-boarding with Servicer any required Loan Documents remain outstanding, additional charges may apply for document recovery pursuant to the fee schedule established in Exhibit A.

(13.4) No Minimum Volume. Servicer requires no minimum volume of Mortgage Loans for participation in Servicer’s interim servicing program.

14.	NO ADDITIONAL OBLIGATION OF SERVICER.

Client acknowledges that Servicer has no obligation, other than described elsewhere in this Agreement, to make any payment (other than the forwarding of a Mortgagor’s payment) to or on behalf of Client, to senior liens or to otherwise protect or enforce the Client’s security or rights hereunder. In the event any payment collected for the benefit of Client is returned NSF or uncollectible in Servicer’s Trust Account, Client will within five (5) days upon notification from Servicer, return Servicer’s uncashed Trust Check, or within 5 days reimburse Servicer’s Trust Account the amount of funds returned NSF or uncollectable. In no event is Servicer obligated to cover or make good Mortgagor’s shortages in Servicer’s Trust Account. Servicer is hereby authorized to place a “Stop Payment” on Client’s Trust Check from Servicer, or reverse any ACH (Electronic Funds Transfer) whenever the representing funds, if in the amount of one thousand dollars ($1,000) or greater, are returned NSF or uncollectible in Servicer’s Trust Account. Servicer may deduct such shortage amounts resulting from NSF or uncollectible amounts from any proceeds due Client or Lenders if Client fails to return the amount determined to be NSF or uncollectable within five (5) days of notice as described herein above. Servicer is not liable for any losses related to loan adjustments from variable rate, HELOC, or other similar type loans, or changes in loan terms due to modification, unless notified in writing by the Client of the adjustment. Changes shall become effective no sooner than two weeks after this notification is received by Servicer. Servicer does not offer senior lien monitoring but can refer Client to an independent service provider. Client is responsible on junior liens for verifying insurance coverage and tax payments with senior liens. It is the responsibility of the Client to track maturity dates and, if desired, request Servicer to prepare a Maturity Notice (at the end of the Mortgage period) to the Mortgagor for a fee. It is the responsibility of the Client to periodically monitor Mortgage Loan data, Mortgagor payments and servicing activity by reading the monthly report sent by Servicer. If Client requires or requests additional reporting beyond what is provided by Servicer using its standard reporting and web login, there will be additional reasonable charges for setup, custom report templates, programming, maintenance, and regular distribution of such information.

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15.	INDEMNIFICATION.

(15.1) Indemnification by Servicer. Servicer shall indemnify, defend and hold Client and its Representatives, Affiliates, successors and assigns harmless from any and all claims, demands, causes of action, losses, damage, fines, penalties, liabilities, costs and expenses, including reasonable attorney’s fees and court costs, sustained or incurred by Client by reason of or arising directly from third party claims that were caused by or resulted from the Servicer’s malfeasance, willful misconduct, gross negligence, breach of Servicer’s representations and warranties in this Agreement, or a failure by Servicer to act in compliance with the terms of this Agreement, except where Servicer’s actions or omissions were pursuant to a directive of Client or were affected by a failure of Client or any prior servicer, subservicer, owner or originator of a Mortgage Loan to comply with Applicable Requirements. Servicer shall have no obligation to correct any errors or omissions of an originator or prior servicer of a Mortgage Loan unless specifically requested to do so in writing by Client, and then only if the Parties, negotiating in good faith, can agree in writing on a reasonable fee for such service. The foregoing indemnification shall survive the termination of this Agreement.

(15.2) Indemnification by Client. Client shall indemnify, defend and hold Servicer and its Representatives, vendors, Affiliates, successors and assigns harmless from any and all claims, demands, causes of action, losses, damage, fines, penalties, liabilities, costs and expenses, including reasonable attorney’s fees and court costs, sustained or incurred by Servicer by reason of or arising directly from third party claims or actions that were caused by or resulted from (A) any actions or omissions in respect of any Mortgage Loan or property of any prior servicer, subservicer, owner or originator of a Mortgage Loan or property, (B) taking any action, or refraining from taking any action, with respect to any Mortgage Loan or property, that results from the malfeasance, willful misconduct or gross negligence of Client, Client's sub servicers, contractors, or agents, or from the failure of the Client to provide Servicer the necessary Loan Documents in order to allow Servicer sufficient time to timely process satisfactions, payoffs and releases, or to otherwise comply with Applicable Requirements, (C) Servicer’s reliance on the authority of Client to direct the activity of Servicer within the scope of this Agreement, and/or (D) Client’s failure to observe or perform any of Client’s covenants, agreements, or representations contained in this Agreement, and (E) Client’s failure to comply with its regulatory obligations following Client advising Servicer that such regulatory obligation is outside the scope of the Servicer’s Services. The foregoing indemnification shall survive the termination of this Agreement.

16.	TENDER OF DEFENSE.

(16.1) Each Party's obligation to indemnify the other hereunder with respect to any claim of a Mortgagor, Investor or other third party shall be conditioned upon the following: (i) the Party seeking indemnity (the "Indemnitee") shall give to the Party from whom indemnity is sought (the "lndemnitor") prompt written notice of any such claim and shall provide such detail as the Indemnitor may reasonably require; (ii) the Indemnitee shall reasonably cooperate in the defense of such action; (iii) the Indemnitor shall have full control and authority to retain counsel of its choice, defend and settle any such action or claim at its sole expense provided, however, that where the settlement is for more than monetary relief alone, the Indemnitor shall not have the right to bind Indemnitee to a settlement agreement, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, under which a) the Indemnitee will be required to make an admission of wrongdoing; or b) an admission of wrongdoing by Indemnitor on Indemnitee's behalf could be reasonably inferred or construed.

(16.2) No provision of, or the exercise of any right(s) under this Section shall limit the right of any Party in appropriate circumstances to: (i) exercise self-help remedies such as set-off; (ii) foreclosure against any real or personal property collateral; (iii) obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from any court having jurisdiction before, during or after the pendency of any arbitration. The institution and maintenance of an action for provisional remedies or pursuit of provisional or ancillary remedies or the exercise of self-help remedies shall not constitute a waiver of the right of any Party to submit the controversy or claim to arbitration. Each Party hereby consents to the exclusive jurisdiction and venue of the state court and federal district court in the State of Delaware for any provisional or ancillary relief sought pursuant to this Section and irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any proceeding for such relief has been brought in an improper or inconvenient venue or forum. The Parties each hereby knowingly, voluntarily, and intentionally waive the right each may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this or any action of either Party. This provision is a material inducement for Parties entering into this Agreement.

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17.	LICENSES AND DATA STORAGE.

(17.1) Servicer represents and warrants to Client that it, any agent, employee, or any vendor hired by Servicer, holds all required and applicable federal, state and/or local licenses, certificates and other permits as may be necessary to conduct the activities required by its engagement and this Agreement and that the Servicer’s performance of such Services will not conflict with or violate any applicable agreement, law or regulation applicable to the Servicer. Servicer further represents and warrants to Client that it is not subject to any court or administrative judgments, orders, injunctions and/or rulings which would have a material adverse effect on its ability to service the Mortgage Loans and perform under this Agreement. Servicer further represents and warrants to Client that neither the Servicer nor any of its directors, officers or principals have been sued by any of the Servicer’s present or former clients, partners, co-ventures or other Persons and that the Servicer is not involved in any litigation which if resolved adversely to the Servicer would have a material negative impact on its ability to perform its obligations hereunder. Client represents and warrants to Servicer that it, any agent, employee, or any vendor hired by Client, holds all required and applicable federal, state and/or local licenses, certificates and other permits as may be necessary to conduct the activities required for Client to receive payments and proceeds collected by Servicer.

(17.2) Data. Servicer shall maintain (a) off site backup storage for the data files used in connection with the Services provided under this Agreement and (b) customary security to protect Client’s proprietary information.

18.	INDEPENDENT CONTRACTOR.

At all times during the term of this Agreement, Servicer shall be an independent contractor and not an employee of Client. Client shall have the right to control Servicer only pursuant to this Agreement. Client shall not have the right to control the means by which Servicer provides its Services and carries out its duties pursuant to this Agreement. Servicer shall, at its sole cost and expense, furnish all facilities, materials and equipment that may be required for furnishing Services pursuant to this Agreement, unless otherwise specifically agreed to by Client. Nothing contained in this Agreement shall constitute Servicer and Client as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity.

19.	SERVICER NOT AGENT.

Except as otherwise provided herein or as Client may specify in writing, Servicer shall have no authority, express or implied, to act on behalf of Client in any capacity whatsoever as an agent. Except as otherwise provided herein or as Client may specify in writing, Servicer shall have no authority, express or implied, to bind Client to any obligation whatsoever.

20.	Equal Employment Opportunity.

During the performance of this Agreement, Servicer agrees as follows:

(20.1) Servicer shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin or mental or physical disability. Servicer shall ensure that applicants are employed and that employees are treated during employment without regard to their race, color, religion, sex, national origin, or mental or physical disability. Such actions shall include, but not be limited to the following: employment upgrading, demotion or transfer, recruitment or recruitment advertising, layoff or termination, rates of pay or other forms of compensation and selection for training, including apprenticeship. Servicer agrees to post in conspicuous places, available to employees and applicants for employment, a notice setting forth provisions of this non-discrimination clause.

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21.	Insurance.

(21.1) The Servicer shall carry workers compensation insurance as required by law for the protection of its employees during the progress of the work.

(21.2) The Servicer will maintain, at its own expense, a blanket Fidelity Bond and an errors and omissions insurance policy, with broad coverage with a qualified insurer on all officers, employees or other Persons acting in any capacity with regard to the Mortgage Loans to handle funds, money, documents and papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance will be in the form of the Mortgage Banker’s Blanket Bond and will protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Persons. Such Fidelity Bond and errors and omissions insurance policy will also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section requiring the Fidelity Bond and errors and omissions insurance policy diminishes or relieves the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy will be at least equal to the corresponding amounts required in the Fannie Mae Guide. Upon request of the Client, the Servicer will cause to be delivered to the Client a certified true copy of the Fidelity Bond and errors and omissions insurance policy and a statement from the surety and the insurer that such Fidelity Bond and errors and omissions insurance policy will in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Owner.

(21.3) The Servicer will maintain a Broad Form Commercial General Liability Insurance (including Products /Completed Operations, Contractual, and Broad Form Property Damage coverage) in the amount of One Million ($1,000,000) Dollars.

(21.4) The Servicer will maintain an Errors and Omissions Insurance (including Technical Errors and Omissions Insurance as appropriate) in the amount of One Million ($1,000,000) Dollars.

22.	Compliance with all Laws.

Servicer shall be knowledgeable of and comply with all local, state and federal laws, rules and regulations that may apply to the performance of this Agreement.

23.	GOVERNING LAW.

This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois and Servicer and Client agree to submit to the jurisdiction of the State and Federal courts sitting in the County of Cook in the state of Illinois.

24.	WAIVER OF BREACH.

No waiver of any of the terms of this Agreement or any Transaction Addendum will be valid unless in writing and designated as such. Any waiver by any Party or a breach of any provision of this Agreement shall be in writing and will not operate as or be construed to be a waiver of any other breach of such provision or any other provision of this Agreement will not be considered a waiver or deprive any Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. In addition, in granting any waiver, the waiving Party will exercise its best efforts to ensure that all Parties continue to have substantially equivalent rights, benefits, privileges, duties and responsibilities. Any forbearance or delay on the part of either Party in enforcing any of its rights under this Agreement will not be construed as a waiver of such right to enforce same for such occurrence or any other occurrence.

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25.	CONFIDENTIAL INFORMATION; SOLICITATION.

(25.1) The Servicer acknowledges and agrees that Client and its Affiliates possess and will possess information, whether or not in writing or other tangible form, that is disclosed to or learned by Servicer as a consequence of or through performance of the Services, whether or not related to the Servicer’s specific work that is non-public information important to Client’s business, including the names and addresses of the Mortgagors (“Confidential Information”). As used herein, “Applicable Privacy Law” means the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801-6827, Interagency Guidelines Establishing Information Security Standards, 12 C.F.R. Part 570, and other applicable law regarding privacy.

(25.2) Servicer will take all of the following measures to protect the confidentiality of the Confidential Information:

(a) Servicer will not disclose any of Client’s Confidential Information except as required by Applicable Requirements, with the prior authorization of Client, or as permitted under the Exhibit D Mutual NDA.

(b) Servicer will safeguard Client’s Confidential Information with the same degree of care to avoid unauthorized disclosure as it uses to protect its own Confidential Information of a similar nature, but in any event, no less than reasonable care, which necessarily includes the care required by Applicable Privacy Law.

(c) Servicer will not use (or assist or permit any other Person to use) any of the Confidential Information for any purpose other than in furtherance of the performance of its duties as Servicer.

(e) Servicer will maintain all consumer information subject to Applicable Privacy Law in accordance with standards required by Applicable Privacy Law.

26.	EXECUTION IN COUNTERPARTS.

This Agreement and any addendum, exhibit or schedule hereto may be executed in any number of counterparts and by different Parties hereto in separate counterparts each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement may also be executed and delivered by way of facsimile or email. Photo static copies of this Agreement have the same force and effect as an original of this Agreement.

27.	INTEGRATION AND MODIFICATION.

This Agreement constitutes the entire agreement of the Parties. No other agreement, oral or written, pertaining to the work to be performed under this Agreement shall be of any force or effect unless it is in writing and signed by both Parties. Any work performed that is inconsistent with or in violation of the provisions of this Agreement shall not be compensated. This Agreement may be modified only by a written agreement signed by each of the Parties hereto.

28.	SEVERABILITY; INTERPRETATION.

If any provision of this Agreement is held to be invalid or unenforceable under any applicable statute or rule of law, then that provision shall be curtailed and limited only to the extent necessary to bring said provision within the legal requirements and this Agreement as so modified shall continue in full force and effect. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any Party hereto by any court or other authority by reason of such Party having or being deemed to have structured, dictated or drafted such provision.

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29.	HEADINGS.

The headings of the various sections and paragraphs of this Agreement have been inserted for convenience and reference only and shall not be deemed to be part of this Agreement.

30.	NO PUBLICITY; DISSEMINATION OF INFORMATION.

Without the prior written consent of Client, Servicer agrees not to disclose the identity of Client or its Affiliates or any of their directors, officers, managers, employees, vendors or agents as a customer or prospective customer of Servicer, or the existence or nature of this Agreement. Neither the Servicer nor Client, nor their respective Representatives, shall disseminate any oral or written advertisement, endorsement or other marketing material relating to each other’s activities under this Agreement without the prior written approval of the other Party. No Party hereto will use the name, mark or logo of the other Party in any advertisement or printed solicitation without first having prior written approval of the other Party. The Parties hereto shall take reasonable efforts to ensure that its vendors shall not disseminate any oral or written advertisement, endorsement or other marketing materials referencing or relating to the other Party without that Party’s prior written approval. Further, the Servicer will not use the information relating to any borrower of the Client in any oral or written advertisement, endorsement or other marketing materials.

31.	LITIGATION RESPONSE COSTS.

Except at otherwise provided in Sections 14 and 15, if Servicer is served with a Summons and Complaint which requires Servicer to appear in person and/or give testimony on behalf of Client for any legal action against Client, Servicer is to be reimbursed for any reasonable litigation response costs, fees and expenses, including, but not limited to, hotel, airline, meals and car rental consistent with Clients travel and expense policies. Servicer is to be paid $150.00 per normal business hour from the Servicer’s main office per employee needed. Client shall not be responsible for any such costs and fees if the appearance is a result of or related to Servicer’s activity that was not a direct result of Client’s instructions or not within the scope of the Servicer’s Services contemplated under this Agreement. Servicer shall provide in writing to Client a detailed invoice outlining all items and charges to be paid by Client.

32.	Limitation of Liability of Servicer.

Under no circumstances will Servicer be responsible for any indirect, incidental, special, punitive, or consequential damages. Except to the extent the validity of the Mortgage Loan is adversely affected by Servicer or its Representatives, Servicer is not responsible to Client, its successors, assigns, Lenders, or any other third party for the validity of the Mortgage Loan submitted by Client, including without limitation, (a) the Loan Documents, including notes, deeds/mortgages, or assignments, (b) whether the Mortgage Loan is a valid, enforceable or existing lien on the property, (c) the enforceability of the Mortgage Loan against the Mortgagor, (d) or any regulatory compliance or violation of any other state or federal laws, including without limitation the Real Estate Settlement Practices Act and the Truth-in-Lending Act that occurred before the transfer of Servicing Rights and obligations to Servicer.

33.	Notice.

Except as otherwise provided herein, all notices required under this Agreement shall be in writing and delivered personally or by facsimile, email or by overnight delivery service or by first class mail, postage prepaid, to each Party at the address listed below. Either Party may change the notice address by notifying the other Party in writing. Notices shall be deemed received upon receipt, electronic confirmation of delivery as to facsimile or email notices, or Three (3) days after deposit in the U.S. Mail, whichever is applicable.

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If to Servicer:

AHP Servicing LLC

440 S. LaSalle St, Suite 1110

Chicago, IL 60605

Attention: Jorge Newbery

If to Client:

[CLIENT NAME]

[ADDRESS LINE 1]

[ADDRESS LINE 2]

[CLIENT CONTACT]

34.	WAIVER OF JURY TRIAL.

(34.1) Any dispute, controversy or claim arising out of or relating in any way to this Agreement including without limitation any dispute concerning the construction, validity, interpretation, enforceability or breach of the Agreement, shall be exclusively resolved by binding arbitration upon a Party’s submission of the dispute to arbitration. In the event of a dispute, controversy or claim arising out of or relating in any way to this Agreement, the complaining Party shall notify the other Party in writing thereof. Within thirty (30) days of such notice, management level Representatives of both Parties shall meet at an agreed upon location in Chicago, Illinois or by video conference to attempt to resolve the dispute in good faith. Should the dispute not be resolved within thirty (30) days after such notice, the complaining Party shall seek remedies exclusively through arbitration. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the passage of a statute of limitation, prescriptive period or deadline in this agreement. The arbitration shall be conducted by one arbitrator. If the Parties are not able to agree upon the selection of an arbitrator, within twenty (20) days of commencement of an arbitration proceeding by service of a demand for arbitration, the arbitrator shall be selected by the American Arbitration Association which shall select the arbitrator in accordance with the terms of this Agreement. All arbitration proceedings that require attendance will be held in Chicago, Illinois.

(34.2) No legal proceeding arising out of or relating to this Agreement shall include, by consolidation, joinder with or in any other manner, an additional Person or entity not a party to this Agreement except by written consent containing a specific reference to this Agreement by both Parties hereto unless ordered by a court of competent jurisdiction. Consent to a reference involving an additional Person or entity shall not constitute consent to a reference of any claim, dispute or other matter in question not described in the written consent or with a Person or entity not named or described therein.

(34.3) The Parties agree that the arbitrator shall be a member of the American Arbitration Association, and be empowered to award to the prevailing Party a reimbursement of costs of the general reference, including, without limitation, attorney’s fees, expert fees, fees assessed by the arbitrator and the arbitrator’s compensation.

(34.4) BY EXECUTING THIS AGREEMENT, YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THIS AGREEMENT DECIDED BY BINDING ARBITRATION, WITH AN ARBITRATOR AGREED UPON AND NOT AN ACTIVE JUDGE, AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR BEFORE A JURY. IF YOU REFUSE TO SUBMIT TO AN ARBITRATION PROCEEDING AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO PARTICIPATE IN THE ARBITRATION PROCEEDING UNDER THE AUTHORITY OF APPLICABLE STATE LAW.

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35.	OWNERSHIP OF INTELLECTUAL PROPERTY & WORK PRODUCT.

(35.1) The Parties acknowledge and agree that all Intellectual Property created, acquired, adapted, modified or improved, in whole or in part, by or through the efforts of either of the Parties during the term of this Agreement, including without limitation all copyrights, patents, trademarks, service marks, trade secrets, know-how or other Work Product in any way related to either Party’s operations and activities, shall be owned exclusively by the inventing, authoring, or creating Party, and do not constitute a work made for hire. In the event of any dispute over such ownership of Intellectual Property, inventorship, authorship, or other creation of any Intellectual Property, made or conceived during the course of the performance of activities pursuant to this Agreement, such dispute shall be resolved in accordance with the patent, copyright, trademark, or other applicable Intellectual Property laws of the United States.

(35.2) Client agrees, and will cause its Representatives and Affiliates to agree, that nothing relating to the Services, or related to any Intellectual Property or Work Product, shall be considered a work made for hire within the meaning of Title 17 of the United States Code. Client automatically assigns, and shall cause its Representatives and Affiliates, as appropriate, to assign, at the time of creation and without any requirement of future consideration, any right, title, or interest it or they may have in any Work Product or Intellectual Property, including any patent applications, patents, copyrights, or other Intellectual Property rights. Upon request of the Servicer, Client shall take such further action, and shall cause its Representatives and/or Affiliates to take such further action, including the execution and delivery of instruments of conveyance, as the Servicer reasonably may deem appropriate to give full and proper effect to such assignment. This section shall survive the term of this Agreement.

(35.3) All uses of any trademarks, service marks and trade names in the Work Product or in the performance of the Services, and the goodwill associated therewith, whether by Servicer or third parties, inures and will inure to the benefit of Servicer. Servicer hereby grants Client and its Affiliates an irrevocable, unrestricted, non-exclusive, paid-up, perpetual, worldwide license to use, duplicate, distribute and display any Work Product so as to enable the full use and/or benefit of the Work Product, provided that Client or its Affiliate obtains the prior written consent of the Servicer for any use contemplated by this Section (34.3) which consent shall not be unreasonably withheld. The license granted by this Section 37(c) shall survive by one (1) year any termination of this Agreement or any Transaction Addendum.

36.	NON-EXCLUSIVITY.

This Agreement is non-exclusive and each Party may in their sole discretion enter into arrangements with third parties that are not in conflict with this Agreement.

37.	AUTHORIZED CLIENT EMPLOYEES.

Servicer will accept direction only from the following authorized Client employees / officers / designated personnel: __________________________________________

38.	INVOICING.

Servicer shall remit any and all invoices to Client, at and as noted below, for the Services and expenses rendered and that are considered complete according to the status of the asset and/or pool. Any and all service fees and applicable expense fees shall be paid in U.S. dollars and be remitted to Servicer within seven (7) calendar days from delivery of the invoice. Credit cards may be used for payment of invoices. Upon Client’s failure to timely comply with its payment obligations, including reimbursements for any optional advances made by Servicer, and without waiving default of Client: (i) Servicer may elect to cease remitting funds to Client and/or cease work on servicing files until Client is current; and (ii) all unpaid sums due to Servicer shall bear interest on a per diem basis based on an annual interest rate of two percent (2.00%) over the Prime Rate.

Accounts Payable Contact Information: __________________________________

EIN #: __________________________________

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39.	ADDENDA.

Terms and conditions of this Agreement shall incorporate and be subject to those provisions set forth in the attached Addenda (Exhibits A, B, C and D), as well as any additional addenda agreed upon by the Parties and made a part of this Agreement.

40.	ATTORNEY’S FEES, COSTS.

If it is determined in an arbitration or legal proceeding that a Party hereto has failed to perform under any provision hereof, and if the other Party shall employ attorneys or incur other expenses for the enforcement, performance or observance of the terms hereof on the part of the non-performing Party, then such other Party, to the extent permitted by law, shall be reimbursed by the non-performing party on demand, for reasonable attorneys' fees and other reasonable out-of-pocket expenses.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized Representatives.

For: [CLIENT NAME]	For: AHP SERVICING LLC a Delaware limited liability company

By:_________________________________	By:_________________________________

Name: [AUTHORIZED SIGNER NAME]	Name: Jorge Newbery

Title: [AUTHORIZED SIGNER TITLE]	Title: CEO

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EXHIBIT A

FEE SCHEDULE

Loan On-boarding/Set Up Fees	1st & 2nd Liens
Performing Mortgage Loans (0-29 DPD)	$15.00
Delinquent Mortgage Loans (30 DPD)	$30.00
Performing Bankruptcy Loans	$25.00

De-boarding/Loan Term Fee *	1st & 2nd Liens *
De-boarding Fee	$50.00
Charged Off Loans	$40.00

Monthly Servicing Fees	1st & 2nd Liens
Performing Mortgage Loans (0-29 DPD)	$30.00
Delinquent Mortgage Loans (30-89 DPD)	$40.00
Delinquent Mortgage Loans (90+ DPD)	$50.00
Foreclosure	$50.00
Bankruptcy	$50.00
REO	$50.00
Interim Servicing (anticipated servicing period 30 days or less)	$150 (includes boarding, servicing and de-boarding).

Success Fees:	1st & 2nd Liens
Completed loss mitigation resolution including reinstatement, repayment plan, loan modification, forbearance plan, short sale, or deed-in-lieu of foreclosure.	$500.00* *can only be achieved once per loan and can only be applied to loans that were delinquent at boarding.

Other Fees/Costs:	1st & 2nd Liens
Ancillary Income (e.g., Late Charges)	Servicer Retains
Foreclosure set up	$225.00
Bankruptcy Proof/Transfer of Claim or MFR	$55.00
Eviction set up	$75.00

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REO set up	$75.00
Escrow Monitoring & Payment	$2.50
Special loan administration (ARM, HELOC, partial loans, or government loans	$2.50
Claim Administration – for mortgage insurance or force placed insurance claim filings.	10%

Special Project/Ad Hoc Project Rate

(Special reports, collateral file clean-up, loan research, prior servicing error correction, collateral review, account reconciliations not covered elsewhere, QWR responses and requested due diligence)

$100.00/hour for managers $50.00/hour for non-managers
Property Insurance, Flood Insurance, and Forced Placed Insurance Monitoring	$10 Set Up. $2 monthly
Property Insurance, Flood Insurance and Forced Placed Insurance Payment Processing	$20 per payment $36 Per Annum.
Property Tax Tracking	$75 set up (or transfer fee of $25 if already set up with tax service).
Property Tax Payments Processing	$20/Payment
Various Hard Costs: Property Inspections, UPS, Preparation of Modification Documents, Indexing and Storage of Imaged Documents	Hard Costs
Delinquent Tax Disbursement	$20.00
Delinquent Tax Search	$35.00
Escrow Monitoring	$5.00
Flood Certificate	$15.50

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EXHIBIT B

LOAN BOARDING ADDENDUM

This Loan Boarding Addendum (“Addendum”) is entered into pursuant to, and incorporates herein by reference, the terms and conditions of the Special Loan Servicing Agreement, entered into as of the date indicated above (the "Agreement"), by and between [CLIENT NAME] ("Client") and AHP Servicing LLC. ("Servicer"). All terms defined in the Agreement, except as otherwise defined herein, shall have the same meanings when used in this Addendum.

1.       The Parties acknowledge that in order for Servicer to provide the level and scope of Services as set forth in the Agreement, Client must provide Servicer with a minimum amount of data (“Requirements”) relating to each Mortgage Loan submitted (“Submitted Loans”) to Servicer.

2.       The Requirements are set forth below, subject to the specific loan type, and corresponding terms, of the Submitted Loans. Client shall be responsible for ensuring that the Requirements are provided to Servicer with the Submitted Loans.

Requirements

I. MASTER

Client Loan Number

Current Loan Number

Loan Type

Full Name of Borrower

Full Name of co-Borrower

Property Address

Borrower Phone

Borrower Mailing Address

Borrower SSN

Co-Borrower SSN

Property Occupancy Status

Original Occupancy Status

Prepayment Penalty

Prepayment Plan Code

Prepayment Term

Prepayment Description

Prepayment Max

Original Loan Amount

Original Loan Term

Origination Date

Original Interest Rate

Maturity Date

Original LTV

First Payment Due Date

Late Charge Factor

Late Charge Type

Late Charge Payment

Late Charge Grace Period Investor Loan Number

Original Property Value

Interest Indicator

Property Type

Loan Purpose

Lien Position

II. FINAL

Current/Unpaid Principal Balance

Next Payment Due Date

P&I Monthly Amount

Escrow Indicator

County Tax

City Tax

Hazard Premium

MIP

Other Liens

Escrow Monthly Amount

A&H Monthly

Optional Life Insurance

Total Payment Amount

Current Interest Rate

Escrow Balance

Suspense Balance

NSF Balance

Late Charge Balance

Interest Paid YTD

Principal Paid YTD

Taxes Paid YTD

Recoverable Corporate Advance Balance

Third Party Recoverable Corporate Advance Balance

Deferred Interest Balance Amount

Restricted Escrow Balance

III. MISC

Last Analysis Date

IV. FLOOD

Flood Program

LOMA/LOMR

Contract Type

Determination Date

Community Number

Panel Number

IV. (FLOOD (Cont.)

Firm Suffix on FIRM

Flood Zone

Partial Zone

FIRM Date

Certificate Number

V. PMI

MI Company Code

MI Bill Code

MI Payment Frequency

MI Certificate Number

MI Guarantee Percent

VI. HAZARD

Hazard Payee

Hazard Type Code

Hazard Term

Hazard Type Pay

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Hazard Coverage Type

Hazard Coverage Amount

Hazard Premium Amount

Hazard Expiration Date

Hazard Policy Number

Hazard Condo Cert Number

VII. SPECIAL

Interest Calculation Option

Daily Simple Interest Calculation Type

Daily Simple Interest Paid to Date

Daily Simple Interest Index

Daily Simple Interest Pay Option

Interest Only Flag

Interest Only Term

Interest Only End Date

VIII. MERS

MERS MIN#

MERS MIN Registration Date

MERS MIN Registration Flag

MERS MOM Flag

IX. BALLOON

Balloon Status

Balloon Type

Balloon Activation Date

X. ARM

Index Type

Look-back Period

Original Index Rate

Original P&I Payment

Original Rate Change Date

Original P&I Change Date

Next Interest Rate Change Date

Next P&I Change Date

Interest Rate Change Frequency

P&I Change Period

Pending P&I Amount

Pending P&I Effective Date

Margin Amount

Max Single Increase Percent

Min Single Increase Percent

Single Max Decrease Percent

Single Min Decrease Percent

Max P&I Increase Percent

Ceiling Interest Rate

Floor Interest Rate

Max Negative Am Percent

Interest Rate Rounding Code

Interest Rate Rounding Factor

Record Control Number

Convertible

Convertible Type

Convertible Index

Convertible Look-back Period

Convertible Period

Original Conversion Date

Next Conversion Date

Last Conversion Date

Conversion Margin

Convertible Rounding Code

Convertible Rounding Factor

Conversion Fee

XI. TAX - SEASONED LOANS

Disbursement Type

Agency Name

Agency Address

Term

Disbursement Date

Disbursement Amount

Bill Code

Parcel Number

XII. REQUIRED LOAN DOCUMENTATION

1. Copy of Note including all endorsements.

2. Copy of Note including all endorsements.

3. Copy of Mortgage or Deed of Trust including any rider such as an ARM rider, and all recording information.

4. Copy of any Assignment of the mortgage or deed of trust including all recording information.

5. Copy of any Loan Modifications.

6. Life of loan payment history.

7. Hazard insurance policy.

8. Copy of Mortgage insurance or guaranty agreement, if applicable.

9. Copy of Deed with respect to any REO Property.

10. Any correspondence by and between the Current Servicer and the Obligor.

11. Any broker's price opinion and/or any appraisal relating to the Property.

12. Original or copy of the tax service contract, if available.

13. Originals (or copies) of all RESPA and TILA disclosure statements executed by the Obligor.

14. Settlement Statement.

15. Originals (or copies) of any integrated disclosures.

16. Loan Application and credit reports, verification of employment, tax returns, if available.

17. Documentation relating to any release of collateral.

18. Any documents required as part of the “Servicing File” pursuant to 12 C.F.R. § 1024.38(c)

19. Most recent escrow analysis.

20. Any documents related to mortgagor’s loss mitigation file and loss mitigation prior applications such that Servicer can readily identify the status of any loss mitigation application and ensure that it has adequate information to review and evaluate mortgagor for loss mitigation options in accordance with applicable Requirements.

21. Any documents related to existing litigation or mortgagor’s bankruptcy.

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Exhibit B (cont.)

3.       At Client’s request, Servicer shall make available to Client a template for submitting the Requirements, the eleven (11) headers for which are set forth above. Client may use the Servicer’s Requirements template for the Submitted Loans, or forward the Requirements to Servicer in any other format acceptable to Servicer.

4.       In the event any Submitted Loans do not include the Requirements appropriate for the loan type and terms, such loans shall boarded by Servicer as “Rejected Loans”, and shall be researched by Servicer, for an additional fee (“Research Fee”), in an attempt to obtain the missing information that will complete the Requirements. Until such research is completed, and the Requirements are complete, the Rejected Loans shall otherwise remain inactive, and Servicer shall not provide any more of the Services for such loans.

5.       In addition to all other fees payable to Servicer under the Agreement, Client shall also pay to Servicer a Research Fee, as negotiated by the Parties herein.

IN WITNESS WHEREOF, the Parties have caused this Loan Boarding Addendum to be executed by their duly authorized Representatives.

For: [CLIENT NAME]	For: AHP SERVICING LLC a Delaware limited liability company

By:_________________________________	By:_________________________________

Name: [AUTHORIZED SIGNER NAME]	Name: Jorge Newbery

Title: [AUTHORIZED SIGNER TITLE]	Title: CEO

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EXHIBIT C

LICENSED JURISDICTIONS

State	License Name	License Number
Alabama	Alabama Consumer Credit License	22489
Alaska	Business License	1058668
Arizona	Arizona Collection Agency License	948863
Arkansas	Arkansas Combination Mortgage Banker-Broker-Servicer License	113385
Arkansas	Arkansas Collection Agency License	5624
Colorado	Colorado Mortgage Company Registration	n/a
Colorado	Colorado Collection Agency License	993467
Connecticut	Connecticut Mortgage Servicer License	MS-1651788
District of Columbia (D.C.)	District of Columbia Mortgage Dual Authority License	MLB1651788
Florida	Florida Mortgage Lender Servicer License	MLD1557
Georgia	Georgia Mortgage Lender License/Registration	60068
Hawaii	Hawaii Mortgage Servicer License	MS212
Idaho	Idaho Regulated Lender License	RRL-10347
Idaho	Idaho Mortgage Broker/Lender License	MBL-2081651788
Idaho	Idaho Collection Agency License	CCA 10348
Illinois	Illinois Residential Mortgage License	MB.6761348
Indiana	Indiana-SOS Collection Agency License	1651788
Iowa	Iowa Mortgage Banker License	2018-0077
Kansas	Kansas Mortgage Company License	MC.0025522
Kentucky	Kentucky Mortgage Company License	MC405758
Louisiana	Louisiana Residential Mortgage Lending License	Approved
Maine	Maine Supervised Lender License	1651788
Maryland	Maryland Mortgage Lender License	22999
Maryland	Maryland Collection Agency License	04-7809
Massachusetts	Massachusetts Debt Collector	DC1651788
Michgan	Michigan 2nd Mortgage Broker/Lender/Servicer Registrant	SR0021358
Michigan	Michigan 1st Mortgage Broker/Lender/Servicer License	FL0021293
Minnesota	Minnesota Residential Mortgage Originator License	MN-MO-1651788
Minnesota	Minnesota Residential Mortgage Servicer License	MN-MS-1651788
Mississippi	Mississippi Mortgage Lender License	1651788
Missouri	Missouri Company License	18-2369*

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Montana	Montana Mortgage Servicer License	1651788
Nebraska	Nebraska Mortgage Banker License	Approved
New Hampshire	New Hampshire Mortgage Servicer License	22125-MS
Hawaii	Hawaii Collection Agency License	COLAX 1088
New Jersey	New Jersey Collection Agency Bond	Registration #16669
North Carolina	North Carolina Mortgage Servicer License	S-177210
North Carolina	North Carolina Collection Agency License	#113720
Ohio	Ohio Residential Mortgage Lending Act Certificate of Registration	RM.804339.000
Oregon	Oregon Mortgage Servicer License	MS-189
Oklahoma	Oklahoma Mortgage Broker License	MB011624
Pennsylvania	Pennsylvania Mortgage Servicer License	72836
Puerto Rico	Puerto Rico Mortgage Lender/Servicer
Rhode Island	Rhode Island Third Party Loan Servicer License	20183671LS
South Carolina	South Carolina-BFI Mortgage Lender / Servicer License	MLS - 1651788
South Dakota	South Dakota Mortgage Lender License	ML.05184
Tennessee	Tennessee Mortgage License	143117
Texas	Texas - SML Residential Mortgage Loan Servicer Registration	n/a
Utah	Collection Agency - Foreign Certificate of Registration	10464243-0131
Texas	Texas Debt Collector	File Number 20180169
Utah	Utah-DFI Residential First Mortgage Notification	n/a
Vermont	Vermont Loan Servicer License	1651788-01
Washington	Washington Consumer Loan Company License	CL-1651788
Washington	Washington Business License - Out of State Collection Agency	#604-151-629
West Virginia	West Virginia Mortgage Lender License	ML-36080
Wisconsin	Wisconsin Mortgage Banker License	1651788BA
Wyoming	Wyoming Mortgage Lender/Broker License	3486
Nevada	Mortgage Servicer License	4971
California	California - DBO Residential Mortgage Lending Act License	41DBO-103675

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EXHIBIT D

MUTUAL NON-DISCLOSURE AGREEMENT

This Mutual Non-Disclosure Agreement (the “Agreement”) is made effective as of the date of execution of the Special Loan Servicing Agreement indicated above (the “Effective Date”) by and between the company identified as set forth on the signature page (the “Company”), and AHP Servicing LLC (together with its affiliates, successors and/or assigns, all referred to herein as “AHP”), with its principal place of business at 440 S. LaSalle St, Suite 1110, Chicago IL 60605, each of which shall be referred to herein individually, as the context requires, as a “Party” and collectively as the “Parties”.

1.                   Purpose. The purpose is for AHP to explore the possibility of and potentially engage in a business relationship with the Company, which relationship may include transactions involving the purchase, sale, brokering, or servicing of assets, or other services incidental thereto, (collectively, the “Potential Transaction”) which in turn may entail the exchange or disclosure of certain information between the Parties in both the preparation for and in carrying out of the Potential Transaction.

2.                   Confidential Information. In connection with the Potential Transaction, each Party may find it necessary to disclose certain financial, technical or business information to the other Party that the disclosing party (“Disclosing Party”) desires the receiving party (“Receiving Party”) to treat as confidential. Confidential information (“Confidential Information”) means any information disclosed to a Receiving Party by the Disclosing Party on or after the Effective Date, either directly or indirectly in writing, electronically, orally or by inspection of tangible objects, including without limitation (i) financial information (including financial information regarding AHP and the Company and their respective affiliates), announced and unannounced products, disclosed and undisclosed business plans and strategies, financial data and analysis, data tapes, collateral documents, borrower information, customer names and lists, customer data, databases, specifications, formulations, computer software, identity of or details about actual or potential customers or projects, funding sources and strategies, and strategies involving strategic business combinations, (ii) any and all confidential, trade secret, or proprietary information, including but not limited to any information related to business processes, procedures, operational guidelines, proprietary formulas, proprietary methods, proprietary documents, proprietary strategies, or similar types of information, whether or not specifically identified as confidential, proprietary, or trade secret, and whether or not classified as a trade secret under applicable law, (iii) information relating to employees, contractors or customers, or mortgagors which, if released, would cause an unlawful invasion of privacy, and (iv) any compilation or summary information or data that contains or is based on Confidential Information.

The term Confidential Information shall not apply to any information which: (a) is generally available to the public or in the possession of the Receiving Party prior to the date of disclosure or through no fault of the Receiving Party; (b) is rightfully received from any third party without any obligation of confidentiality to the Disclosing Party; (c) is independently developed by the Receiving Party without use of the Confidential Information of the Disclosing Party; (d) is released with prior written consent of the Disclosing Party; or (e) is disclosed to a Potential Investor in an anonymized, general, aggregated and/or summarized manner. Notwithstanding the foregoing, Confidential Information may be disclosed to either Party’s “Representatives” (defined herein as, with respect to either Party, its and its Affiliates’ respective employees, officers, directors, agents, counsel, accountants, auditors and advisors).

Receiving Party understands that the Confidential Information may constitute Non-Public Information (“NPI”) as defined by and subject to the federal Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., the Consumer Financial Protection Bureau’s Privacy Regulations, 12 CFR Part 1016, and Standards for Safeguarding Customer Information, 16 CFR Part 314 and other applicable federal and state privacy laws and regulations (collectively, the “NPI Rules and Regulations”) and agrees to comply with all applicable NPI Rules and Regulations and to cause all of its Representatives, to the extent possible, any other person or entity that receives the NPI to comply therewith.

Receiving Party agrees to establish, implement and maintain a comprehensive information security program that contains appropriate administrative, technical, and physical safeguards sufficient to ensure the security, confidentiality, integrity and appropriate disposal of all NPI. In the event that there is a breach of security of the Confidential Information, the Party that discovers such breach agrees to notify the other Party promptly following discovery, if NPI was, or is reasonably believed to have been acquired by any unauthorized person or third party.

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3.                   Limitation on Use. The Receiving Party agrees not to use any Confidential Information for any purpose except in connection with its evaluation or execution of the Potential Transaction. The Receiving Party agrees that it shall take all commercially reasonable measures to avoid disclosure and unauthorized use of the Confidential Information, including to the Parties’ Representatives. Without limiting the foregoing, the Receiving Party shall take at least those measures that it takes to protect its own Confidential Information. The Receiving Party agrees not to disclose any Confidential Information to third parties, except to those Representatives who have a need to know such Confidential Information in order to evaluate or engage in discussions directly related to the Potential Transaction and only after first apprising such Representatives of their obligation to treat such disclosed information as Confidential Information of the Disclosing Party. The Receiving Party shall be responsible for any breach of this Agreement by its Representatives. The Receiving Party shall not knowingly remove any indicia of confidentiality that appears on the Confidential Information. Unless otherwise prohibited by applicable law, or court or administrative order, the Receiving Party shall promptly notify the Disclosing Party in the event of any unauthorized use or disclosure of the Confidential Information. Notwithstanding the foregoing, in the event that the Receiving Party or any of its Representatives has a legal obligation to disclose any of the Confidential Information to comply with applicable law or regulatory requests (the “Legal Obligation”), then, to the extent legally permissible, the Receiving Party shall provide the Disclosing Party with (a) prompt notice of such Legal Obligation (to the extent permitted by applicable law or regulatory request) so that the Disclosing Party may seek a protective order or other appropriate remedy, and (b) reasonable cooperation, at the Disclosing Party’s sole cost and expense, in seeking such remedy or otherwise protecting the Disclosing Party’s rights in and to such Confidential Information.  In the event Receiving Party is required to disclose Confidential Information, Receiving Party shall only disclose that portion of the Confidential Information that its legal counsel advises it is required to be disclosed in order to comply with Receiving Party’s Legal Obligation.

Notwithstanding anything in this Agreement to the contrary, AHP may compile, collect, copy, modify, distribute, publish, display, and use anonymized and aggregated transactional and performance data generated from or based on transactions contemplated hereunder and summary or derivative information based thereon for its analytical and other business purposes, including, without limitation, to report to third parties general trend and/or analytic information concerning the mortgage industry; provided that the Company and specific transactions (including counterparties) contemplated hereunder shall not be identified or be reasonably capable of being identified, directly or indirectly, as the source of such information.

4.                   Conduct Business. The Parties acknowledge and agree that notwithstanding anything herein to the contrary, this Agreement does not (i) restrict the ability of either Party or its Representatives to engage in its business (including developing and participating in additional lines of business), (ii) prevent a Party or its Representatives from competing with or against the other Party, and (iii) limit the Receiving Party’s or its Representatives’ use or application of any information or knowledge acquired without breach of this Agreement. Each Party further acknowledges and agrees that the other Party may already possess or have developed or market products, services, concepts, ideas or systems similar to or competitive with those of the other Party disclosed in the Confidential Information. In addition to the foregoing, the Receiving Party or its Representatives may be currently or in the future developing information, products, services, concepts, ideas and systems internally, or receiving information from other parties that may be similar to all or part of Disclosing Party’s Confidential Information. Accordingly, nothing in this Agreement shall be construed as a representation, warranty, covenant or declaration that Receiving Party or its Representatives will not develop (or has not developed) products, services, concepts, ideas or systems that, without violation of this Agreement, might compete with the products, services, concepts, ideas or systems contemplated by Disclosing Party’s Confidential Information.

5.                   Potential Investors. The Parties acknowledge and agree that notwithstanding anything herein to the contrary, this Agreement does not restrict the ability of either Party or its Representatives to provide information (not to include Confidential Information) relating to the Potential Transaction, in an anonymized, general, aggregated and/or summarized manner to potential investors which the Party reasonably believes would participate in the Potential Transaction, together with their advisors and potential financing sources (each, a “Potential Investor”).

6.                   Limitation of Legal Relationship; Disclaimer. The Parties agree and acknowledge that, other than as expressly stated herein, there is no legal relationship between them, and neither Party may obligate or bind the other under any circumstance. Additionally, nothing herein shall obligate the Disclosing Party or the Receiving Party to proceed with, accept or undertake any transaction not expressly set forth herein, and each Party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement at any time and for any reason. Nothing in this Agreement shall be deemed to create a fiduciary or agency relationship other than as specifically defined herein. In no event shall AHP be required by this Agreement to make decisions for the Company or to provide legal or accounting services in any respect. All final decisions with respect to acts of the Company, whether or not made pursuant to or in reliance upon information or advice furnished by AHP hereunder, shall be those of the Company, and AHP shall under no circumstances be liable for any expense incurred or loss suffered by the Company as a consequence of such decisions.

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ALL CONFIDENTIAL INFORMATION PROVIDED BY EITHER PARTY HERETO IS PROVIDED “AS IS.” EXCEPT AS MAY BE OTHERWISE REFLECTED IN A DEFINITIVE AGREEMENT SIGNED BY BOTH PARTIES, NEITHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, REGARDING THE ACCURACY OR COMPLETENESS OF CONFIDENTIAL INFORMATION.

7.                   Return of Materials. All documents and other tangible objects containing or representing Confidential Information and all copies thereof which are in the possession of the Receiving Party shall be and remain the property of the Disclosing Party and shall, subject to applicable regulations and laws, be promptly returned or destroyed by the Receiving Party upon the Disclosing Party’s written request. However, the Receiving Party may retain Confidential Information (including electronic files held on automatic backup hard drives and other disaster recovery media) so as to comply with record retention requirements imposed by applicable rule, regulation or bona fide internal compliance policy and will not be required to erase or purge Confidential Information stored on such Party’s automated data backup/archival systems, unless otherwise required by law or regulation to erase or purge such Confidential Information. Notwithstanding anything to the contrary herein, such retained Confidential Information shall be held in accordance with the terms of this Agreement.

8.                   Term. This Agreement shall commence upon the above Effective Date and terminate on the second anniversary thereof. Notwithstanding the foregoing, the Receiving Party’s obligations with respect to Confidential Information shall survive any expiration or termination of this Agreement.

9.                   Remedies. The Receiving Party agrees that any violation or threatened violation of this Agreement may cause irreparable injury to the Disclosing Party, entitling the Disclosing Party to seek injunctive relief in addition to all legal remedies.

Receiving Party shall defend and indemnify Disclosing Party and each of its Representatives against any and all claims, losses, damages, liabilities, judgments, penalties, fines, forfeitures, reasonable legal fees and expenses, any and all related costs and/or expenses of litigation, administrative and/or regulatory agency proceedings, and any other costs, fees and expenses, incurred by or asserted against Disclosing Party or its Representatives arising out of or based upon (i) any breach of the terms of this Agreement by Receiving Party, or (ii) the Owner's willful misconduct, bad faith or gross negligence.

10.               Non-Circumvention. Each Party may introduce the other Party to various third parties for the Potential Transaction. Should the introducing Party (“Introducing Party”) disclose to the introduced party (“Introduced Party”) the names and intentions of those third parties, then the Parties hereto further agree that the Introduced Party shall not circumvent the Introducing Party in any manner whatsoever with regards to each such third party or any Affiliates, officers, directors, equity-holders or agents thereof.

11.               Securities. Receiving Party hereby acknowledges that United States securities laws prohibit any person with material, non-public information about an issuer of securities from purchasing or selling securities of such issuer or, subject to certain limited exceptions, from communicating such information to any other person. Receiving Party will maintain reasonable policies and procedures, taking into account the nature of Receiving Party’s business, to ensure that its directors, officers and employees will not violate laws prohibiting trading on the basis of material NPI.

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12.               Miscellaneous. This Agreement shall be construed in accordance with the laws of the State of Illinois. Any legal action or proceeding relating to this Agreement will be instituted in state or federal court in Cook County, Illinois. Each Party agrees to submit to the jurisdiction of, and agrees that venue is proper in, the aforesaid courts, and waives, to the fullest extent permitted by law, any objection it has or hereafter may have to the venue of such proceeding, as well as any claim it has or may have that such proceeding is in an inconvenient forum. This document contains the entire agreement between the Parties with respect to the subject matter hereof. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision hereof. If any provision of this Agreement shall be held to be invalid or unenforceable, in whole or in part, the remaining provisions shall nevertheless remain in full force and effect as if the unenforceable portion or portions were deleted. This Agreement may not be amended, nor any obligation waived, except by a writing signed by both Parties hereto. Neither this Agreement nor any rights or obligations hereunder shall be assignable, delegable or otherwise transferable in whole or part by either Party. It is understood that the terms of access by the Receiving Party or its Representatives to Confidential Information contained in any data room or website provided or arranged by the Disclosing Party or on its behalf in connection with the Potential Transaction herein shall be superseded by the understandings and agreements contained herein. Each Party shall bear its own costs and expenses expended or incurred in connection with the negotiation, execution and delivery of this Agreement, the discussions concerning the Potential Transaction and such Party’s compliance with the terms and conditions contained in this Agreement. Nothing in this Agreement shall be construed to constitute an agency, partnership, joint venture, or other similar relationship between the Parties. Neither Party will, without prior approval of the other Party, make any public announcement of or otherwise disclose the existence or the terms of this Agreement.

13.               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement. A manually signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

14.               Notice. Any notices required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate Party by personal delivery or by certified mail, postage prepaid, or a recognized overnight delivery service, at the address below or such other address as either Party may designate in writing:

If to AHP:

Jorge Newbery CEO

440 S. LaSalle St., Suite 1110

Chicago, IL 60605

If to Company:

[CLIENT NAME]

[ADDRESS LINE 1]

[ADDRESS LINE 2]

[CLIENT CONTACT]

________________________________

[SIGNATURE PAGE FOLLOWS]

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In concurrence with and acceptance of the foregoing, the Parties have executed this Agreement as of the Effective Date:

For: [CLIENT NAME]	For: AHP SERVICING LLC a Delaware limited liability company
By:_________________________________	By:_________________________________

Name: [AUTHORIZED SIGNER NAME]	Name: Jorge Newbery

Title: [AUTHORIZED SIGNER TITLE]	Title: CEO

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